UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 1, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 0-32593

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Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma                                                                                                     73-1599600

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

115 West 7th Street, Suite 1400, Fort Worth, Texas 76102

(Address of principal executive offices)

  (877) 329-8388

(Issuer's telephone number, including area code)

Item 2.01    Completion of Acquisition or Disposition of Assets.

    On June 1, 2005, Wentworth Energy, Inc. (the "Company") acquired 86.76% of the total issued and outstanding equity interests of Wentworth Oil & Gas, Inc. ("Oil & Gas"), a Nevada corporation.  The shares were acquired pursuant to a Share Exchange Agreement (the "Agreement") between the Company and Oil & Gas. The Agreement provided for the the shareholders of Oil & Gas who chose to participate in the share exchange to receive one (1) share of the Company's common stock for every 2.5 shares of Oil & Gas common stock tendered.  Therefore, upon exchange, the Company acquired 3,540,000 shares of Oil & Gas common stock out of a total of 4,080,000 shares issued and outstanding.  For those 3,540,000 shares, the exchanging shareholders received 1,416,000 shares of the Company's common stock.

    The transaction was approved by the directors of each entity with Gordon McDougall, a director common to both entities, abstaining from the vote.  Additionally, Gordon McDougall, a director of both entities and holder of 550,000 shares of Oil & Gas (held by Campbell Capital Holdings, Inc.) and 625,000 shares of the Company prior to the exchange transaction, has exchanged his shares in Oil & Gas for shares of the Company.  Alan Sedgwick, a director of Oil & Gas and holder of 550,000 shares of Oil & Gas and no shares of the Company prior to the exchange transaction, has also tendered his shares for exchange.

    The Company will continue to honor the terms of the Agreement and allow the remaining 540,000 shares of Oil & Gas to be exchanged for shares of the Company's common stock.

    A copy of the Agreement will be attached as an exhibit to the Company quarterly report as filed on Form 10-QSB for the quarter ending June 30, 2005.

Item 9.01    Financial Statements and Exhibits

      The Audited and Pro Forma Financial Statements and information will be provided no later than 75 from the date of the Agreement (July 27, 2005).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2005

WENTWORTH ENERGY, INC.

/s/ Gordon McDougall

     Gordon McDougall,

     Director